                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                             TETON PETROLEUM COMPANY

     Teton Petroleum Company (the "Company"), a corporation organized and existing under the General Corporation Law of the state of Delaware ("Delaware
General Corporation Law");

        DOES HEREBY CERTIFY:

     FIRST: That the board of directors of the Company, pursuant to unanimous written consent and in accordance with Section 141(f) of the Delaware General
Corporation Law, adopted the resolutions set forth below proposing an amendment to the certificate of incorporation of the Company (the "Amendment") and further directed that the Amendment be submitted to the stockholders of the Company for their approval:

     RESOLVED,  that the Company's Board of Directors hereby adopts and recommends to the Company's shareholder an amendment to the Company's articles of incorporation by which the first sentence of Article Fourth of the Company's articles of incorporation shall be deleted in its entirety and replaced with the following sentence:

     The total number of shares of stock, which the Company shall have authority to issue, is Fifty Million (50,000,000).

     FURTHER RESOLVED, that the Company's board of directors hereby declares the adoption of the foregoing amendment to be advisable and hereby directs that the proposed amendment be considered at the next annual meeting of the stockholders, unless sooner approved in writing in accordance with Section 228 of the Delaware
General Corporation Law by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to adopt such amendment at a meeting of which all shares entitled to vote thereon were present and voted.

     SECOND:  That in accordance with Section 228 of the Delaware General
Corporation Law, the Amendment was duly adopted and approved pursuant to the written consent of the stockholders of the Company holding the necessary number of votes required to approve the Amendment.

     THIRD: That the amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Company has caused this certificate of amendment to be signed this _______ day of November 2000.

                             TETON PETROLEUM COMPANY

 By:______________________________
 Name: H. Howard Cooper
 Title:     President

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